Exhibit 10.20

AIR PRODUCTS AND CHEMICALS, INC.

CORPORATE EXECUTIVE COMMITTEE

SEPARATION PROGRAM

As Amended Effective as of September 14, 2011

ARTICLE I

PURPOSE AND TERM OF PLAN

Section 1.01 Purpose. Air Products and Chemicals, Inc. hereby establishes the Air Products and Chemicals, Inc. Corporate Executive Committee Separation Program (the “Plan”) for the purpose of facilitating the planned separations of Covered Executives (as defined below) and providing severance benefits to a Covered Executive.

Section 1.02 Term of the Plan. The Plan, as set forth herein, was originally effective July 17, 2003. This amendment and restatement of the Plan shall be effective January 1, 2008 (the “Effective Date”). The Plan will continue until such time as the Committee (as defined below) acting in its sole discretion, elects to modify, supersede or terminate the Plan in accordance with, and subject to, the provisions of Article V.

ARTICLE II

DEFINITIONS

Section 2.01 “Administrator” shall mean the Committee or, to the extent the Committee delegates its powers in accordance with Section 4.01, its delegate with respect to matters so delegated.

Section 2.02 “Air Products” shall mean Air Products and Chemicals, Inc.

Section 2.03 “Annual Incentive Plan” shall mean the Air Products and Chemicals, Inc. Annual Incentive Plan and/or any similar, successor or substitute short-term bonus plan, program or pay practice.

Section 2.04 “Benefit” or “Benefits” shall mean any or all of the benefits that a Covered Executive is entitled to receive pursuant to Sections 3.02, 3.03 and 3.04 of the Plan.

Section 2.05 “Board” means the Board of Directors of Air Products.

Section 2.06 “Bonus” shall mean 100% of the target bonus for a Covered Executive, determined as of the Covered Executive’s Employment Termination Date under the grant guidelines for the Annual Incentive Plan or similar successor or substitute annual incentive plan or program.

Section 2.07 “Cause” shall mean (a) the willful failure of an Executive to substantially perform his or her duties (other than any such failure due to Disability), after a demand for substantial performance is delivered, which demand shall identify the manner in which the Company believes that the Covered Executive has not substantially performed his duties, (b) a Covered Executive’s engaging in willful and serious misconduct that has caused or would reasonably be expected to result in material injury to the Company or any of its affiliates, (c) a Covered Executive’s conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony, (d) a Covered Executive’s engaging (i) in repeated acts of insubordination or (ii) an act of dishonesty, or (e) violation by the Covered Executive of any provision of Company’s Code of Conduct.

Section 2.08 “CEO” shall mean the Chief Executive Officer of Air Products, or a former chief executive officer of Air Products whose removal from such position constituted Good Reason.

Section 2.09 “Change in Control” shall be as defined under the Company’s standard change in control agreement for senior executives or, if applicable, the change in control agreement that is in effect for a Covered Executive at the time of the Change in Control.

Section 2.10 “Committee” shall mean the Management Development and Compensation Committee of the Air Products Board of Directors, or such other person or persons appointed by the Board of Directors of the Company, to act on behalf of the Company with respect to the Plan as provided in the Plan.

Section 2.11 “Company” shall mean Air Products and any of its wholly or majority owned subsidiaries and affiliates. The term “Company” shall include any successor to Air Products such as a corporation succeeding to the business of Air Products or any subsidiary, by merger, consolidation or liquidation, or purchase of assets or stock or similar transaction.

Section 2.12 “Covered Executive” shall mean (a) the CEO and (b) each individual who serves as a member of the Company’s Corporate Executive Committee at the time of his or her Employment Termination Date; provided that, in the event an individual is transferred from his or her position on the Corporate Executive Committee during a planned transition period in anticipation of the individual’s Termination of Employment, the Administrator may, in its discretion, determine that such individual is a Covered Executive.

Section 2.13 “Disability” shall be as defined under the Company’s long-term disability plan.

Section 2.14 “Employment Termination Date” shall mean the date on which a Covered Executive incurs a Termination of Employment.

Section 2.15 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 2.16 “Good Reason” shall mean the occurrence of any of the following without a Covered Executive’s consent:

(a) A material adverse change in the Covered Executive’s position or office with the Company, or a material diminution in the Covered Executive’s duties, reporting responsibilities and authority with the Company, or an assignment to the Covered Executive of duties or responsibilities, which are materially inconsistent with the Covered Executive’s status or position with the Company; provided that, any of the foregoing in connection with termination of a Covered Executive’s employment for Cause, Retirement or Disability shall not constitute Good Reason.

(b) Reduction of the Covered Executive’s Salary or failure by the Company to pay, in substantially equal installments conforming with the Company’s normal pay practices, the Covered Executive’s Salary; provided, however, that the Company may reduce a Covered Executive’s Salary if such reduction is no less favorable to the Covered Executive than the average annual percentage reduction during the applicable Fiscal Year for all Highly Compensated Employees; provided further that the Company may adjust its normal payroll practices with respect to the payment of a Covered Executive’s Salary provided that such adjustment is applicable to all Highly Compensated Employees.

(c) A material reduction in a covered Executive’s annual incentive opportunities under the Annual Incentive Plan without a corresponding increase in other incentive compensation payable by the Company; provided, however, that the Company may reduce a Covered Executive’s annual incentive opportunities under the Annual Incentive Plan if such reduction is on a basis no less favorable to the Covered Executive than the basis upon which the Company reduces the annual incentive opportunities payable to all Highly Compensated Employees during the applicable Fiscal Year;

(d) A material reduction in a Covered Executive’s aggregate Company provided benefits under the Company’s employee pension benefit, life insurance, medical, dental, health and accident, disability, severance and paid vacation plans, programs and practices; provided however that the Company may reduce or adjust the aggregate benefits payable to a Covered Executive if such reduction is on a basis no less favorable to the Covered Executive than the basis on which the Company reduces aggregate benefits payable with respect to Highly Compensated Employees.

(e) A requirement by the Company that a Covered Executive relocate his or her principal place of employment by more than fifty (50) miles from the location in effect immediately prior to the Change in Control.

Notwithstanding anything to the contrary contained herein, a Covered Executive’s termination of employment will not be treated as for Good Reason as the result of the occurrence of any event specified in the foregoing clauses (a) through (f) (each such event, a “Good Reason Event”) unless, within 90 days following the occurrence of such event, the Covered Executive provides written notice to the Company of the occurrence of such event, which notice sets forth the exact nature of the event and the conduct required to cure such event. The Company will have 30 days from the receipt of such notice within which to cure such event (such period, the “Cure Period”). If, during the Cure Period, such event is remedied, the Covered Executive will not be permitted to terminate his or her employment for Good Reason. If, at the end of the Cure Period, the Good Reason Event has not been remedied, a Covered Executive’s voluntary termination will be treated as for Good Reason during the 90-day period that follows the end of the Cure Period. If a Covered Executive does not terminate employment during such 90-day period, the Covered Executive will not be permitted to terminate employment and receive the payments and benefits set forth under this Agreement as a result of such Good Reason Event.

Section 2.17 “Highly Compensated Employee” shall mean the highest paid one percent of employees of the Company together with all corporations, partnerships, trusts, or other entities controlling, controlled by, or under common control with, the Company.

Section 2.18 “Long-Term Incentive Plan” shall mean the Air Products and Chemicals, Inc. Long-Term Incentive Plan, approved by Air Products’ shareholders most recently on 26 January 2006, together with all predecessor and similar successor or substitute intermediate and/or long-term incentive compensation plan or program.

Section 2.19 “Pension Plans” shall mean, the Air Products and Chemicals, Inc. Pension Plan for Salaried Employees, as amended from time to time together with any similar, succeeding or substitute plan, and the Supplementary Pension Plan of Air Products and Chemicals, Inc. as amended from time to time, together with any similar, succeeding or substitute plan, and any private annuity or pension agreement between the Covered Executive and the Company.

Section 2.20 “Plan” shall mean the Air Products and Chemicals, Inc. Corporate Executive Committee Separation Program, as set forth herein, and as the same may from time to time be amended.

Section 2.21 “Retirement Savings Plan” shall mean the Air Products and Chemicals, Inc. Retirement Savings Plan, as amended from time to time, together with any similar, succeeding or substitute plan.

Section 2.22 “Plan Year” shall mean each period commencing on October 1 during which the Plan is in effect and ending on the subsequent September 30.

Section 2.23 “Salary” shall mean an amount equal to the annual rate of a Covered Executive’s base salary payable to the Covered Executive in all capacities with the Company and its Subsidiaries or affiliates for the Plan Year in which a Covered Executive’s Employment Termination Date occurs.

Section 2.24 “Savings Plans” shall mean the Air Products and Chemicals, Inc. Retirement Savings Plan, as amended from time to time, together with any similar, succeeding or substitute plan, and the Air Products and Chemicals, Inc. Deferred Compensation Plan, as amended from time to time, together with any similar, succeeding or substitute plan.

Section 2.25 “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder as in effect from time to time.

Section 2.26 “Termination of Employment” shall mean termination of the active employment relationship between a Covered Executive and the Company (a) by the Company for reasons other than the Covered Executive’s death, Disability, retirement after attaining age 65 or Cause or (b) by the Covered Executive for Good Reason.

ARTICLE III

ENTITLEMENT TO AND DESCRIPTION OF BENEFITS

Section 3.01 Earned Salary; Accrued Vacation. Upon a Covered Executive’s Termination of Employment, the Company shall pay to the Covered Executive, as soon as practicable but no later than 30 days after the Covered Executive’s Employment Termination Date, the Covered Executive’s (i) Salary, to the extent earned but unpaid as of the Employment Termination Date, and (ii) vacation pay accrued through the Employment Termination Date. The Covered Executive shall also be entitled to business expenses incurred but unreimbursed as of the Employment Termination Date, earned but unpaid bonuses, and other benefits accrued under the Company’s benefit plans as of the Employment Termination Date; provided that such amounts shall be paid to the Covered Executive in accordance with the applicable Company plan, program or policy.

Section 3.02 Cash Benefits. Upon a Covered Executive’s Termination of Employment and the Covered Executive’s satisfaction of the conditions specified in Section 3.05 of the Plan, the Covered Executive shall be entitled to receive the following Benefits, as well as the Benefits specified in Sections 3.03 and 3.04:

(a) A lump sum cash severance payment equal to one times (in the case of the CEO, two times) the sum of: (I) the Covered Executive’s Salary and (II) the average of the Annual Incentive Plan awards received by the Covered Executive for the three fiscal years (or, if less, the number of fiscal years for which the Covered Executive has received Annual Incentive Plan awards) for which his or her Annual Incentive Plan awards were the highest of the last five fiscal years.

(b) A lump sum cash payment which shall be equal to the product of: (I) the average of the Annual Incentive Plan awards received by the Covered Executive for the three fiscal years (or, if less, the number of fiscal years for which the Covered Executive has received Annual Incentive Plan awards) for which his or her Annual Incentive Plan awards were the highest of the last five fiscal years and (II) a fraction, the numerator of which is the number of days in the current Plan Year through the Covered Executive’s Employment Termination Date, and the denominator of which is 365.

(c) (i) If the Covered Executive is a participant in the Pension Plans and is not a Core Contribution Participant under the Retirement Savings Plan, a lump sum cash payment equal to the difference between the actuarial present values as of the Employment Termination Date of:

(A) The Covered Executive’s accrued vested pension benefits under the Pension Plans, calculated assuming that payment of the benefits will commence in the form of a straight life annuity on the earliest date on which the Covered Executive could commence payment if he or she is eligible for an early retirement subsidy on any portion of his or her accrued benefits on the

Employment Termination Date, or on the first day of the month after the Covered Executive attains age 65 if he or she is not; and

(B) The Covered Executive’s accrued vested pension benefits under the Pension Plans calculated by adding one year (in the case of the CEO, two years) of service to the actual service credited under such plans for benefit accrual and vesting purposes and including any early retirement subsidy available under the Pension Plans for which the Covered Executive is not eligible due to termination before satisfying age and service requirements for such subsidy, and assuming that the Covered Executive’s benefit will commence in the form of a straight life annuity on the earliest date on which he or she could retire and commence a benefit under the Pension Plans.

For purposes of calculating the actuarial present values of (A) and (B) above, the interest rate shall be the average of the average monthly yields for municipal bonds published monthly by Moody’s Investors’ Service Inc. for the three months immediately preceding the Employment Termination Date and the life expectancy assumptions shall be those most frequently used by the Pension Plans’ actuaries for other purposes. The calculation of the pension payment described in this subparagraph shall be made by a nationally recognized firm of enrolled actuaries acceptable to the Covered Executive and the Company. The Company shall pay the reasonable fees and expenses of such actuarial firm. The calculation made by such actuarial firm shall be binding on the Covered Executive and the Company.

(ii) If the Covered Executive is a Core Contribution Participant in the Retirement Savings Plan, a lump sum cash payment (in lieu of the payment described in clause (i) above) equal to the sum of: (A) the Company Core Contributions and Core Credits (as defined in the Savings Plans) that the Covered Executive would have received under the Savings Plans during the one-year period (in the case of the CEO, two-year period) following the Employment Termination Date assuming that (I) the Covered Executive remained actively employed by the Company during such period, (II) the Covered Executive’s Salary continued at the higher of the rate in effect on the Employment Termination Date or the rate in effect immediately prior to any purported reduction in the Covered Executive’s Salary constituting Good Reason and (III) the Covered Executive’s Annual Incentive Plan awards were equal in amount to the higher of the most recent award received prior to the Employment Termination Date and the average of the awards available to the Covered Executive under the Annual Incentive Plan during and/or for each of the three immediately preceding Fiscal Years; provided that the amount payable to the Covered Executive under this clause (c) shall in no event include any Company matching contributions or credits on such Company Core Contributions or Core Credits; and (B) any early retirement subsidy available under the Pension Plans (as in effect immediately prior to the beginning of the Contract Period) for which the Covered Executive is not eligible solely due to termination before satisfying age and service requirements for such subsidy and assuming that his or her benefit under the Pension Plans will commence in the form of a straight life annuity on the later of the Employment Termination Date or the date on which he or she could retire and commence a benefit and otherwise calculated on the basis of the assumptions describe in clause (i) above.

Section 3.03 Non-Cash Benefits. In addition to the Benefits provided under Section 3.02, a Covered Executive shall receive and, subject to the Covered Executive’s satisfaction of the conditions specified in Section 3.05 of the Plan, shall be permitted to retain, the following additional benefits:

(a) Following a Covered Executive’s Employment Termination Date, the Company will provide to the Covered Executive and the Covered Executive’s dependents for one year (in the case of the CEO, two years) following the Covered Executive’s Employment Termination Date, benefits equivalent to those provided by the Company under all life insurance, medical, dental, health and accident, long-term disability, long-term care plans or programs in which the Covered Executive was participating on the Covered Executive’s Termination Date or, in the event of a reduction in such benefits constituting Good Reason, equivalent to those provided immediately before such reduction; provided that such benefits will not be provided beyond the period of time during which they would have been provided to the Covered Executive under such plans or programs, as in effect on the Covered Executive’s Employment Termination Date or immediately before a reduction constituting Good Reason, had the Covered Executive not had a Termination of Employment and such benefits will be provided for at least the period during which they would have been provided to Covered Executive had this Plan not been in effect. In the event of the Covered Executive’s death during such one-year period (in the case of the CEO, two-year period), benefits in respect of the Covered Executive or to the Covered Executive’s beneficiaries will be provided in accordance with the terms of such plans or programs as if the Covered Executive were actively employed by the Company on the date of death of the Company. Any continuation of benefits pursuant to this subparagraph shall not run concurrent with any continuation rights provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and for purposes of applying COBRA with respect to the Covered Executive’s coverage under any group health plan, the end of coverage under this subparagraph shall be deemed to be the date of a qualifying event resulting from the termination of a Covered Executive. Except as specifically permitted by Section 409A, the coverage provided to a Covered Executive during any calendar year will not (i) affect the coverage to be provided to the Covered Executive in any other calendar year or (ii) be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, the cost of continued coverage pursuant to this Section 3.03(a) shall be shared by the Covered Executive and the Company in the same proportion and on the same terms as such costs were shared by the Covered Executive and the Company prior to the Employment Termination Date or the proportion and terms in effect immediately prior to any purported change constituting Good Reason.

(b) Outplacement assistance at times and locations that are convenient to the Covered Executive; provided that such outplacement services will be provided for a period of no more than 12 months following the Employment Termination Date.

Section 3.04 Long-Term Incentive Plan Benefits. In addition to the Benefits payable under Sections 3.02 and 3.03, a Covered Executive’s Long-Term Incentive Plan awards shall, subject to the Covered Executive's satisfaction of the conditions specified in Section 3.05 of the Plan, be treated in accordance with this Section 3.04.

(a) The following rules shall apply only with respect to awards granted prior to the Effective Date to an individual who was a Covered Executive on September 30, 2007:

(i) All stock options and stock appreciation rights which have been outstanding for at least one year prior to the Covered Executive’s Employment Termination Date shall continue to vest in accordance with their normal vesting schedule (if not fully vested as of the Employment Termination Date) and shall remain in effect for the remainder of their stated term, as set forth in the agreements governing such awards, in each case as if the Covered Executive had continued in employment following the Employment Termination Date. All other stock options and stock appreciation rights shall terminate and be forfeited on the Covered Executive’s Employment Termination Date.

(ii) All unvested performance shares or other awards with performance-based vesting shall vest consistent with the decision made by or on behalf of the Company for other senior executives for the relevant cycle and payments in respect thereof shall be made within 30 days of vesting.

(iii) All awards, including career shares, deferred performance shares and restricted stock, that are subject to time-based vesting or other non-performance-based conditions, shall become fully vested and payments in respect thereof shall be made on the day after the Release Effective Date (as defined below).

(b) The following rules shall apply with respect to awards granted prior to the Effective Date to an individual who becomes a Covered Executive after September 30, 2007 and with respect to all awards granted to any Covered Executive on or after the Effective Date:

(i) All stock options and stock appreciation rights that are exercisable as of the Covered Executive’s Employment Termination Date shall continue to be exercisable following such Employment Termination Date and shall remain exercisable for the remainder of the term applicable to the stock option or stock appreciation right. All stock options and stock appreciation rights that are not exercisable as of the Covered Executive’s Employment Termination Date shall automatically terminate as of the Employment Termination Date.

(ii) All unearned performance shares and other awards with performance-based vesting shall vest as of the Covered Executive’s Employment Termination Date in an amount to be determined by multiplying (A) the number of shares or units that would have been earned by the Covered Executive under each such award at the level of performance determined by the Committee at the end of the applicable performance cycle for other senior executives of the Company by (B) a fraction, the numerator of which is the number of full months that have elapsed between the beginning of the applicable performance period and he Covered Executive’s Employment Termination Date and the denominator of which is the number of full months in such performance period. Payments in respect of such vested awards shall be made within 30 days of the Committee’s decision.

(iii) All other awards, including deferred stock units (other than deferred stock units that vest under the Long-Term Incentive Plan or the applicable award agreement upon a Covered Executive’s death, disability or retirement) and restricted stock, that are subject to time-based vesting or other non-performance based conditions shall vest as of the Covered Executive’s Employment Termination Date in an amount determined by multiplying (A) the number of shares or units that are subject to the award by (B) a fraction, the numerator of which is the number of full months that shall have elapsed since the beginning of the applicable vesting period and the denominator of which is the number of full months in the vesting period. Deferred stock units and restricted stock that become vested under the Long-Term Incentive Plan or applicable award agreement upon a Covered Executive’s death, disability or retirement shall become fully vested on the Covered Executive’s Employment Termination Date. Payments in respect of such vested awards shall be made on the day after the Release Effective Date (as defined below).

(c) For purposes of this Section 3.04, fractional shares of Common Stock shall be rounded up to the next highest whole share of stock.

(d) Notwithstanding anything herein to the contrary, the treatment of Long-Term Incentive Plan awards held by a Covered Executive whose Termination of Employment is a Retirement (as defined in the Long-Term Incentive Plan) shall be determined under the Long-Term Incentive Plan and applicable award agreement (and not under this Section 3.04) to the extent determined by the Committee on the Covered Executive’s Employment Termination Date to be more favorable to the Covered Executive.

Section 3.05 Conditions to Entitlement to Benefit. To be eligible to receive (or, in the case of benefits provided under Section 3.03, retain the value of) any Benefits under the Plan after the Covered Executive’s Employment Termination Date has been set, a Covered Executive must (a) continue in his then current office and perform such duties for the Company as are typically related to the Covered Executive’s position (or such other position as the Board reasonably requests) including identifying, recruiting and/or transitioning the Covered Executive’s successor, in all events performing all assigned duties in the manner reasonably directed by the CEO in his sole discretion, or if the CEO is the Covered Officer, by the Board in its sole discretion, and cease his employment on the Employment Termination Date; (b) prior to the 60th day following the Employment Termination Date, execute a release and discharge of the Company, in substantially the form attached hereto as Appendix A, from any and all claims, demands or causes of action (other than as provided in said Appendix A) and such release must become effective and irrevocable prior to the 60th day following the Employment Termination Date (such 60th day, the “Release Effective Date”); and (c) prior to the Release Effective Date, execute a noncompetition, nonsolicitation, and nondisparagement agreement that extends for the two-year period following the Covered Executive’s Employment Termination Date in substantially the form attached hereto as Appendix B, with such changes therein as the Administrator shall determine, in his discretion, acting on behalf of the Company. No Benefits due hereunder shall be paid to a Covered Executive who has not complied in all respects with the requirements of this Section 3.05.

Section 3.06 Method of Payment. Benefits under the Plan shall be paid as follows:

(a) The cash Benefits determined pursuant to Section 3.02 hereof shall be paid in a lump sum, subject to all employment and withholding taxes applicable to the type of payments made. Such payments shall be made on the day after the Covered Executive’s Release Effective Date.

(b) The non-cash Benefits described in Section 3.03 shall be provided after the Employment Termination Date in accordance with the applicable Company plan, program or policy; provided that if the Covered Executive fails to comply with all of the conditions set forth in Section 3.05, the Covered Executive shall be required to repay to the Company in cash within five (5) business days after written demand is made therefor by the Company, an amount equal to the value of any Benefit received under Section 3.03.

(c) Long-Term Incentive Plan awards referred to in Section 3.04 will be paid on the later of the date contemplated under the applicable award agreement and the date (if any) provided for under Section 3.04; provided that payment shall be made in accordance with the applicable award agreement to the extent required to avoid taxes or penalties under Section 409A.

Section 3.07 Death or Disability. If a Covered Executive incurs Disability or dies before the Employment Termination Date has been set, no Plan payments or other benefits will be due and owing to the Covered Executive or, in the case of his death, to his estate or beneficiary.

If a Covered Executive incurs Disability or dies after his Employment Termination Date has been set but not attained, the Administrator shall cause any Benefits due under the Plan to be paid to the Covered Executive or, in the case of his death, to the Covered Executive’s Designated Beneficiary as defined in the Long-Term Incentive Plan; provided, however, that if the Covered Executive dies after he has retired prior to attaining the Employment Termination Date, no Benefits shall be due and owing under the Plan to the Covered Executive’s designated beneficiary, his estate, or any other person. For this purpose, “retire” means to have separated from employment and begun to receive an immediate pension benefit under a Company-sponsored defined benefit pension plan.

Section 3.08 Change in Control. In the event of a Change in Control of the Company, the change in control agreement applicable to the Covered Executive shall continue in full force and effect and the Plan shall be null and void; and, if the Change in Control occurs after the Employment Termination Date has been set but before the Employment Termination Date, the change in control agreement applicable to the Covered Executive shall continue in full force and effect and the Employment Termination Date under the Plan shall be treated under the change in control agreement as the Covered Executive’s “Termination Date” for other than death, “Disability” or “Cause”, as such terms appearing in quotations are defined in the change in control agreement, and the Plan shall be null and void.

ARTICLE IV

ADMINISTRATION

Section 4.01 Authority and Duties. It shall be the duty of the Administrator, on the basis of information supplied by the Company, to determine the entitlement of each Covered Executive to Benefits under the Plan and to approve the amount of the cash Benefits payable to each such Covered Executive. The Company shall make such payments as the Administrator determines to be due to Covered Executives. The Administrator shall have the full power and authority to (a) determine whether a Covered Executive’s termination of employment with the Company constitutes a Termination of Employment for purposes of the Plan and (b) construe, interpret and administer the Plan, to correct deficiencies therein, and to supply omissions. All decisions, actions, and interpretations of the Administrator shall be final, binding, and conclusive upon the parties. The Committee may delegate to appropriate Company officers its authority and its duties as it shall deem appropriate in its sole discretion, and the actions of such person or persons shall have the same force and effect as any action of the Committee in respect of the Plan (other than any action by such person or persons to delegate the Committee’s duties or authority hereunder); provided, however, that the Committee shall retain authority to approve any payments to persons who are treated as executive officers of the Company for U.S. securities law purposes.

Section 4.02 Expenses of the Administrator. All reasonable expenses of the Administrator shall be paid or reimbursed by the Company upon proper documentation. The Company shall indemnify and defend the Administrator against personal liability for actions taken in good faith in the discharge of its duties hereunder.

Section 4.03 Actions of the Administrator. Whenever a determination is required of the Administrator under the Plan, such determination shall be made solely at the discretion of the Administrator. In addition, the exercise of discretion by the Administrator need not be uniformly applied to similarly situated Covered Executives and shall be final and binding on each Covered Executive or beneficiary(ies) to whom the determination is directed.

ARTICLE V

AMENDMENT AND TERMINATION

The Company, acting through the Committee, retains the right, at any time and from time to time, to amend, suspend, or terminate the Plan in whole or in part, for any reason, and, except as provided below, without either the consent of or the prior notification to any Covered Executive. Notwithstanding the foregoing and except as specifically provided under Section 7.12(d), no such amendment, suspension or termination shall (a) give the Company the right to recover any amount paid to a Covered Executive prior to the date of such action, (b) cause the cessation and discontinuance of payments of Benefits to any person or persons under the Plan already receiving Benefits, or (c) be effective to terminate or reduce the Benefits or prospective Benefits of any Covered Executive whose Employment Termination Date has been set as of the date of such amendment, suspension or termination (unless the express written consent of the Covered Executive has been obtained with respect thereto).

ARTICLE VI

DUTIES OF THE COMPANY

Section 6.01 Records. The Company shall supply to the Administrator all records and information necessary to the performance of the Administrator’s duties.

Section 6.02 Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee, the Company, or the Administrator, acting on behalf of the Company, shall be made in its or their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive upon all parties.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Nonalienation of Benefits. None of the payments, Benefits or rights of any Covered Executive shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, Benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Covered Executive. No Covered Executive shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the Benefits or payments which he may expect to receive, contingently or otherwise, under the Plan.

Section 7.02 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any Benefits shall be construed as giving any Covered Executive, or any person whosoever, the right to be retained in the service of the Company, and all Covered Executives shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 7.03 Entire Agreement. Except as may be provided in a change in control agreement that is in effect for a Covered Executive at the time of a Change in Control between the Company and a Covered Executive, this Plan document, as it may be amended by the Committee, and the documents specifically referenced herein, or in such amendment, shall constitute the entire agreement between the Company and the Covered Executive with respect to the Benefits promised hereunder and no other agreements, representations, oral or otherwise, express or implied, with respect to such Benefits or any severance benefits shall be binding on the Company.

Section 7.04 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

Section 7.05 Successors, Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Covered Executive, present and future.

Section 7.06 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 7.07 Gender and Number. Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter; the singular shall include the plural, and vice-versa.

Section 7.08 Unfunded Plan. The Plan shall not be funded. The Company may, but shall not be required to, set aside or earmark an amount necessary to provide the Benefits specified herein (including the establishment of trusts). In any event, no Covered Executive shall have any right to, or interest in, any assets of the Company.

Section 7.09 Payments to Incompetent Persons, Etc. Any Benefit payable to or for the Benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Administrator and all other parties with respect thereto.

Section 7.10 Lost Payees. A Benefit shall be deemed forfeited if the Administrator is unable to locate a Covered Executive to whom a Benefit is due. Such Benefit shall be reinstated if application is made by the Covered Executive for the forfeited Benefit while the Plan is in operation.

Section 7.11 Controlling Law and Nature of Plan. The Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania to the extent not preempted by Federal law. The Plan is not intended to be included in the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Rather, the Plan is intended to meet the descriptive requirements of a plan constituting a “severance pay plan”

within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b).

Section 7.12 Section 409A.

(a) It is intended that the provisions of this Plan comply with Section 409A, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Neither the Covered Executive nor any of the Covered Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Plan or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this Plan and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Covered Executive or for the Covered Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by the Covered Executive to the Company or any of its affiliates.

(c) If, at the time of the Covered Executive’s separation from service (within the meaning of Section 409A), (i) the Covered Executive shall be a specified employee (within the meaning of Section 409A and using the indemnification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule as set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.

(d) Notwithstanding any provision of this Plan or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Plan and any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, the Covered Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Covered Executive for the Covered Executive’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold the Covered Executive harmless from any or all of such taxes or penalties.

APPENDIX A

GENERAL RELEASE

1. I,                                          (the “Executive”), for and in consideration of (a) certain severance benefits to be paid and provided to me by Air Products and Chemicals, Inc. (the “Company”) under the Air Products and Chemicals, Inc. Corporate Executive Committee Separation Program (the “Plan”) and (b) the Company’s execution of a release in favor of the Executive, on the date this General Release becomes irrevocable, substantially in the form attached hereto as Annex 1, and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE Air Products and Chemicals, Inc. (the “Company”) and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, shareholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60/ et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended (“ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Plan or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit other than under any Company separation or severance plan or programs. Notwithstanding the foregoing, I understand that I shall be indemnified by the Company as to any liability, cost or expense for which I would have been indemnified during employment, in accordance with the Company’s certificate of incorporation or insurance coverages in force for employees of the Company serving in executive capacities for actions taken on behalf of the Company within the scope of my employment by the Company.

2. Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3. I hereby agree and recognize that my employment by the Company was/will be permanently and irrevocably severed on                 , 20     and the Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Plan provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

4. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Plan was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

5. I hereby acknowledge that nothing in this Release shall prohibit or restrict me from: (a) making any disclosure of information required by law; (b) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (c) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

6. I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above named persons, nor their agents, representatives or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

7. I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this Release for a period of seven days following execution by giving written notice to the Company at 7201 Hamilton Boulevard, Allentown Pennsylvania 18195-1501, Attention: General Counsel.

8. I hereby further acknowledge that the terms of Appendix B of the Plan continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

Intending to be legally bound hereby, I execute the foregoing Release this      day of                 , 20     .

Witness	Executive

ANNEX 1

GENERAL RELEASE

1. Air Products and Chemicals, Inc. (the “Company”) on its behalf and on behalf of its subsidiaries and affiliates, their officers, directors, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term “Company”), for and in consideration of                                          (the “Executive”) executing the general release of claims against the Company dated                      (the “Executive’s Release of the Company”), and other good and valuable consideration, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Executive, his assigns, heirs, executors and administrators (hereinafter collectively included within the term “Executive”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of the Executive’s employment with the Company to the date of this Release arising from or relating in any way to the Executive’s employment relationship and the termination of his employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between the Company and the Executive, other than the Executive’s Release of the Company, the Executive’s Noncompetition, Nonsolicitation, and Nondisparagement Agreement with the Company, and the Employee Patent and Confidential Information Agreement entered into by the Executive on                     , and any common law claims now or hereafter recognized and all claims for counsel fees and costs, but in no event shall this release apply to any action attributable to a criminal act or to an action outside the scope of the Executive’s employment.

2. Subject to the limitations of paragraph 1 above, the Company expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. The Company understands the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3. The Company hereby certifies that it has been advised by counsel in the preparation and review of this Release.

Intending to be legally bound hereby, Air Products and Chemicals, Inc. executes the foregoing Release this      day of                 , 20    .

By:
Witness

APPENDIX B

NONCOMPETITION, NONSOLICITATION, AND

NONDISPARAGEMENT AGREEMENT

I,                                          (the “Executive”), for and in consideration of (a) certain severance benefits to be paid and provided to me by Air Products and Chemicals, Inc. (the “Company”) under the Air Products and Chemicals, Inc. Corporate Executive Committee Separation Program (the “Plan”), and (b) the Company’s execution of a release in favor of the Executive, I, the Executive, hereby covenant and agree as follows:

1. The Executive acknowledges that the Company is generally engaged in business throughout the world. During the Executive’s employment by the Company and for two years after the Executive’s Employment Termination Date (as defined in the Plan), the Executive agrees that he will not, unless acting with the prior written consent of the Company, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business which is engaged in any manner anywhere in any business which, as of the Employment Termination Date, is engaged in by the Company, has been reviewed with the Board for development to be owned or managed by the Company, and/or has been divested by the Company but as to which the Company has an obligation to refrain from involvement, but only for so long as such restriction applies to the Company; provided, however, that the ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this paragraph.

2. The Executive also agrees that he will not, directly or indirectly, during the period described in paragraph (1), induce any person who is an employee, officer, director, or agent of the Company, to terminate such relationship, or employ, assist in employing or otherwise be associated in business with any present or former employee or officer of the Company, including without limitation those who commence such positions with the Company after the Employment Termination Date.

3. For the purposes of this Agreement, the term “Company” shall be deemed to include Air Products and the subsidiaries and affiliates of Air Products.

4. The Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach the provisions of this Section. The Executive represents and acknowledges that (a) the Executive has been advised by the Company to consult the Executive’s own legal counsel in respect of this Agreement, (b) the Executive has consulted with and been advised by his own counsel in respect of this Agreement, and (c) the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive’s counsel.

5. The Executive further acknowledges and agrees that a breach of the restrictions in this Agreement will not be adequately compensated by monetary damages. The Executive agrees that the Company shall be entitled to (a) preliminary and permanent injunctive relief, without the necessity of proving actual damages, or posting of a bond, (b) an equitable accounting of all earnings, profits and other benefits arising from any violation of this Agreement, and (c) enforce the terms, including requiring forfeitures, under other plans, programs and agreements under which the Executive has been granted a benefit contingent on a covenant similar to those contained in this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that the provisions of this Agreement should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

6. If the Executive breaches his obligations under this Agreement, he agrees that suit may be brought, and that he consents to personal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Allentown, Pennsylvania; consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; and waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

7. Executive further agrees, covenants, and promises that he will not in any way communicate the terms of this Agreement to any person other than his immediate family and his attorney and financial consultant or when necessary to advise a third party of his obligations under this Agreement. Notwithstanding the foregoing, the Company and Executive also agree that for a period of two years following the Employment Termination Date, Executive will provide and that at all times after the date hereof the Company may similarly provide, with prior written notice to Executive, a copy of this Agreement to any business or enterprise (a) which Executive may directly or indirectly own, manage, operate, finance, join, control or of which he may participate in the ownership, management, operation, financing, or control, or (b) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or otherwise, or in connection with which Executive may use or permit to be used Executive’s name. Executive agrees not to disparage the name, business reputation, or business practices of the Company or its subsidiaries or affiliates, or its or their officers, employees, or directors, and the Company agrees not to disparage the name or business reputation of Executive.

8. The Executive hereby expressly acknowledges and agrees that (a) the provisions of the Employee Patent and Confidential Information Agreement entered into by him on                     , shall continue to apply in accordance with its terms, and (b) the provisions of the Executive’s outstanding incentive award agreements granted under the Company’s Long-Term

Incentive Plan, as defined in the Plan, shall continue to apply in accordance with their terms except as otherwise provided in Section 3.04 of the Plan and except that, for purposes of interpreting the provisions of the first indented clause of Section 2 of the “Conditions”(as defined in, and as set forth in Exhibit A to, each of the Executive’s award agreements under the Long-Term Incentive Plan), “in Competition with the Company” shall be construed as provided in this Agreement.

9. No failure or delay on the part of the Company in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any further or other exercise thereof or the exercise of any other right or power hereunder. No modification or waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective until the same shall be in writing and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

10. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflict of law’s provisions. This Agreement shall extend to and enure to the benefit of the respective successors and assigns of the Company.

Intending to be legally bound hereby, I execute the Noncompetition, Nonsolicitation, and Nondisparagement Agreement this      day of                 , 20     .

Witness	Executive